Exhibit 99.1

FOR IMMEDIATE RELEASE	PRESS RELEASE

BankGuam Holding Company Declares

2015 3rd Quarter Dividends

August 28, 2015 – Hagatna, Guam - BankGuam Holding Company (BKGMF), announced that its Board of Directors declared a $0.10 per share quarterly cash dividend at the Board’s regular meeting held on August 24, 2015. The dividend is payable on September 30, 2015 to shareholders of record as of the close of business on September 15, 2015.

“We are pleased to continue paying dividends to our shareholders. Our approach to managing the Bank is paying off with consistent results and our shareholders are rewarded with this return. We remain confident about the future and look forward to the opportunities that lie ahead,” noted President and Board Chair Lourdes (Lou) A. Leon Guerrero.”

CONTACT: BankGuam Holding Company

William D. Leon Guerrero, Executive Vice-President/Chief Operating Officer

(671) 472-5273